PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO.  333-52022


                           [OIL SERVICE HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                      Share         Primary
                      Name of Company                  Ticker        Amounts    Trading Market
         ---------------------------------------       ------        -------    --------------
         Baker Hughes Incorporated                      BHI            21            NYSE
         BJ Services Company                            BJS            14            NYSE
         Cooper Cameron Corporation                     CAM             4            NYSE
         Diamond Offshore Drilling, Inc.                 DO            11            NYSE
         ENSCO International Incorporated               ESV            11            NYSE
         GlobalSanteFe Corporation                      GSF          19.975          NYSE
         Grant Prideco, Inc.                            GRP             9            NYSE
         Halliburton Company                            HAL            22            NYSE
         Hanover Compressor Company                      HC             5            NYSE
         Nabors Industries Ltd.                         NBR            12            AMEX
         National-Oilwell, Inc.                         NOI             7            NYSE
         Noble Corporation                               NE            11            NYSE
         Rowan Companies, Inc.                          RDC             8            NYSE
         Schlumberger N.V.                              SLB            11            NYSE
         Smith International, Inc.                      SII             8            NYSE
         Tidewater Inc.                                 TDW             5            NYSE
         Transocean Inc.                                RIG            18            NYSE
         Weatherford International Ltd.                 WFT             9            NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.